EXHIBIT 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The unaudited pro forma combined condensed balance sheet as of June 30, 2011 gives effect to Ashland Inc.’s (Ashland) stock purchase agreement with the shareholders of International Specialty Products Inc. (ISP) as if it had been consummated on June 30, 2011 and includes adjustments that give effect to events that are directly attributable to the transaction and that are factually supportable.  The unaudited pro forma combined condensed statements of income for the twelve months ended September 30, 2010 and the nine months ended June 30, 2011 give effect to the stock purchase as if it had been consummated on October 1, 2009 and include adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and are factually supportable.  The notes to the unaudited pro forma combined condensed financial information describe the pro forma amounts and adjustments presented below.

The pro forma adjustments reflecting the completion of the stock purchase are based upon the purchase method of accounting in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and upon the assumptions set forth in the notes included in this section.  The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.  The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation.  In addition, the purchase price itself may need to be adjusted based upon the final agreement of the settlement calculation in the stock purchase agreement.  Accordingly, the purchase price and pro forma adjustments are current estimates that do not purport to be the expected or final amounts and may be materially different from the estimates included herein.  Certain fees associated with the stock purchase that were incurred by ISP, such as fees for legal and financial services and amounts payable in connection with change in control provisions for applicable employees, are not reflected in these unaudited pro forma combined condensed financial statements.  This unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes and the historical financial statements of Ashland and ISP.

The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not reflect future events that may occur after the ISP acquisition, the future economic environment, or any operating efficiencies or inefficiencies that may result from the transaction.  Therefore, the unaudited pro forma combined condensed financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the period presented or the results that Ashland will experience after the stock purchase agreement is consummated.  In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information as of the date of the financial statements included herein.  Actual results could differ from these estimates and assumptions.

Ashland’s historical financial statements presented herein have been updated for Ashland’s change to the mark-to-market method of accounting for actuarial gains and losses for pension and other postretirement benefits as permitted under U.S. GAAP.  The notification of this election was previously filed in a Form 8-K on September 9, 2011 and included amended results for various historical reporting periods.  In addition, effective January 1, 2007, ISP elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code.  Effective May 28, 2011, ISP revoked its Subchapter S election and elected to be treated as a corporation subject to the provisions of Subchapter C of the Internal Revenue Code.  As a result, pro forma adjustments have been made to conform the ISP statements of income presented herein to the provisions of Subchapter C of the Internal Revenue Code and to Ashland’s mark-to-market method of accounting for actuarial gains and losses for pension and other postretirement benefits.

Ashland Inc. and Consolidated Subsidiaries
Unaudited Pro Forma Combined Condensed Balance Sheet
As of June 30, 2011

(In millions)
	Ashland	ISP	Pro forma
Assets	Historical*	Historical*	Adjustments		Pro forma
Current assets
Cash and cash equivalents	$1,045	$156	$2,900	(a)	$612
			(2,127)	(a)
			(1,196)	(a)
			(21)	(a)
			(96)	(a)
			(49)	(g)
Accounts receivable	1,247	228	122	(c)	1,597
Receivable from asset securitization program	-	79	(79)	(c)	-
Accounts receivable, other	-	27	(27)	(c)	-
Receivables from related parties	-	16	(16)	(c)	-
Inventories	557	267	115	(b)	934
			(5)	(c)
Deferred income taxes	112	-	-		112
Other assets	55	19	5	(c)	79
	3,016	792	(474)		3,334
Noncurrent assets
Auction rate securities	22	-	-		22
Goodwill	2,178	297	915	(p)	3,390
Intangibles	1,077	49	1,067	(e)	2,193
Asbestos insurance receivable (noncurrent portion)	452	-	-		452
Deferred income taxes	290	-	-		290
Other assets	664	78	96	(f)	838
Held for sale	2	-			2
Property, plant and equipment, net	1,774	628	512	(d)	2,886
			(28)	(r)
	$9,475	$1,844	$2,088		$13,407
Liabilities and stockholders' equity
Current liabilities
Short-term debt	$61	$-	$-		$61
Current portion of long-term debt	12	13	54	(f)	79
Trade and other payables	750	177	-		927
Accrued expenses and other liabilities	506	150	(49)	(g)	697
			73	(h)
			17	(c)
Income taxes payable	-	17	(17)	(c)	-
	1,329	357	78		1,764
Noncurrent liabilities
Long-term debt (noncurrent portion)	848	1,183	1,650	(f)	3,681
Employee benefit obligations	1,161	-	9	(n)	1,170
Asbestos litigation reserve (noncurrent portion)	793	-	-		793
Deferred income taxes	145	80	455	(h)	680
Other liabilities	619	127	14	(o)	760
	3,566	1,390	2,128		7,084
Stockholders' equity
Common stock	1	-	-		1
Member's interest and additional paid-in capital	-	79	(79)	(p)	-
Paid-in capital	624	-	-		624
Retained earnings	3,477	19	(19)	(p)	3,456
			(21)	(a)
Accumulated other comprehensive income	478	(1)	1	(p)	478
	4,580	97	(118)		4,559
	$9,475	$1,844	$2,088		$13,407
____________________
* Represents unaudited financial information for both Ashland and ISP Chemco LLC. ISP's period ended on July 3, 2011.

Ashland Inc. and Consolidated Subsidiaries
Unaudited Pro Forma Combined Condensed Statement of Income
Nine Months Ended June 30, 2011

(In millions except per share data)
	Ashland	ISP	Pro forma
	Historical*	Historical*	Adjustments		Pro forma

Sales	$4,656	$1,377	$-		$6,033

Costs and expenses
Cost of sales	3,362	984	46	(i)	4,392
Selling, general and administrative expenses	772	150	2	(i)	929
			(29)	(c)
			3	(c)
			(6)	(c)
			38	(e)
			(1)	(n)
Research and development expense	64	-	29	(c)	93
Amortization of intangible assets	-	3	(3)	(c)	-
	4,198	1,137	79		5,414
Equity and other income	42	-	-		42
Operating income	500	240	(79)		661

Net interest and other financing expense	(88)	-	(47)	(j)	(186)
			(52)	(c)
			1	(c)
Interest expense	-	(52)	52	(c)	-
Interest income	-	1	(1)	(c)	-
Net gain on acquisitions and divestitures	20	-	-		20
Other income (expense), net	-	3	(6)	(c)	(3)
Income from continuing operations before
income taxes	432	192	(132)		492
Income tax expense (benefit)	104	95	(49)	(k)	122
			(28)	(m)
Income from continuing operations	$328	$97	$(55)		$370

Earnings from continuing operations per share
Basic	$4.18	$-	$0.54	(q)	$4.72
Diluted	$4.10	$-	$0.53	(q)	$4.63

Weighted average shares
Weighted average basic shares	78	-	-	(q)	78
Effect of dilutive options	2	-	-	(q)	2
Weighted average diluted shares	80	-	-		80
____________________
* Represents unaudited financial information for both Ashland and ISP Chemco LLC. ISP's fiscal year ends on December 31.

Ashland Inc. and Consolidated Subsidiaries
Unaudited Pro Forma Combined Condensed Statement of Income
Twelve Months Ended September 30, 2010

(In millions except per share data)
	Ashland	ISP	Pro forma
	Historical*	Historical*	Adjustments		Pro forma

Sales	$5,741	$1,534	$-		$7,275

Costs and expenses
Cost of sales	4,124	1,088	61	(i)	5,276
			3	(n)
Selling, general and administrative expenses	1,330	177	4	(i)	1,551
			(35)	(c)
			5	(c)
			12	(c)
			50	(e)
			8	(n)
Research and development expense	86	-	35	(c)	121
Amortization of intangible assets	-	5	(5)	(c)	-
	5,540	1,270	138		6,948
Equity and other income	48	-	-		48
Operating income	249	264	(138)		375

Net interest and other financing expense	(197)	-	(51)	(j)	(316)
			(80)	(c)
			12	(c)
Interest expense	-	(80)	80	(c)	-
Interest income	-	12	(12)	(c)	-
Net gain on acquisitions and divestitures	21	-	-		21
Other income (expense), net	2	(12)	12	(c)	2
Income from continuing operations before
income taxes	75	184	(177)		82
Income tax expense (benefit)	(13)	(1)	(65)	(k)	(14)
			65	(l)
Income from continuing operations	$88	$185	$(177)		$96

Earnings from continuing operations per share
Basic	$1.14	$-	$0.10	(q)	$1.24
Diluted	$1.11	$-	$0.10	(q)	$1.21

Weighted average shares
Weighted average basic shares	78	-	-	(q)	78
Effect of dilutive options	1	-	-	(q)	1
Weighted average diluted shares	79	-	-		79
____________________
* Represents unaudited financial information for both Ashland and ISP Chemco LLC. ISP's fiscal year ends on December 31.

Note 1: Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined condensed balance sheet combines Ashland’s consolidated balance sheet as of June 30, 2011 with the consolidated balance sheet of ISP as of July 3, 2011.  The unaudited pro forma combined condensed statement of income for the twelve months ended September 30, 2010 combines the twelve months ended September 30, 2010 for Ashland’s business with the twelve months ended December 31, 2010 for ISP.  The unaudited pro forma combined condensed statement of income for the nine months ended June 30, 2011 combines the nine months ended June 30, 2011 for Ashland’s business with the nine months ended June 30, 2011 for ISP.  Therefore, ISP’s consolidated statement of operations for the period October 1, 2010 to December 31, 2010 has been presented in both the unaudited pro forma combined condensed statement of income for the year ended September 30, 2010 and the unaudited pro forma combined condensed statement of income for the nine months ended June 30, 2011.  ISP's sales and income from continuing operations for the period October 1, 2010 to December 31, 2010 were $387 million and $39 million, respectively.

The estimated purchase price of ISP as of June 30, 2011 consists of the following items (in millions):

Purchase Price Table		Note Reference
Cash consideration for shares	$3,200	(1)
Purchase price adjustments
Net indebtedness	(1,010)	(2)
Working capital	(25)	(3)
Swap termination costs	-	(4)

Unfunded liability	(2)	(5)

Change in control	(36)	(6)

Total purchase price	$2,127
              _________________

(1)	Cash consideration for ISP outstanding shares before purchase price adjustments described in notes (2) through (6).

(2)
Adjustment is defined as funded indebtedness (outstanding debt) minus cash and cash equivalents.  Funded indebtedness is estimated to be $1,196 million.  Cash and cash equivalents is expected to be $186 million.

(3)
Adjustment is defined as estimated working capital minus target working capital.  When estimated working capital exceeds target working capital of $382 million the purchase price is increased by the excess.  When estimated working capital is less than target working capital of $382 million the purchase price is reduced by the difference.  The estimated working capital was assumed to be $357 million.  As such, a $25 million deduction adjustment was assumed in the above calculation.

(4)
Adjustment is defined as swap termination costs minus swap termination costs threshold of $50 million.  When swap termination costs exceed the swap termination costs threshold of $50 million the purchase price is reduced by the excess.  The swap termination costs were settled for $49 million, as such, no purchase price adjustment was made.

(5)
Adjustment is defined as estimated unfunded liability (employee benefit obligations) minus unfunded liability threshold of $30 million.  If the result of this amount is greater than zero, it is multiplied by .65 for purposes of calculating a purchase price reduction.  The estimated unfunded liability was assumed to be $33 million.  As such, a $2 million deduction adjustment was assumed in the above calculation.

(6)
Adjustment is defined as estimated change in control payment minus change in control payment threshold of $68 million.  When the estimated change in control payment exceeds the change in control payment threshold of $68 million the purchase price is reduced by the excess.  The estimated change in control payment was assumed to be $104 million.  As such, a $36 million deduction adjustment was assumed in the above calculation.

Assuming an acquisition date of June 30, 2011, the purchase price of ISP will be allocated to the following assets and liabilities (in millions):

Purchase Price Allocation Table

Total estimated purchase price	$2,127
Net book value of ISP assets and liabilities acquired	97
Less: goodwill acquired	(297)
Less: Transfer of certain property, see Note 2 (r)	(28)
Net book value of ISP assets and liabilities acquired	(228)
Excess of purchase price over net book value of assets acquired	$2,355

Allocation of purchase price to:
Inventories	$(115)
Property, plant and equipment	(512)
Intangible assets	(1,067)
Pension and other post-retirement obligations	9
Environmental and legal liabilities	14
Deferred tax liability, net	528
Total purchase price allocation	$(1,143)

Total goodwill allocation	$1,212
Less: ISP goodwill recorded at June 30, 2011	(297)
Net pro forma adjustment to goodwill	$915

For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to ISP’s net tangible and intangible assets acquired and liabilities assumed as of June 30, 2011.  Final allocation of the purchase price will be based on the actual values of assets acquired and liabilities assumed following the completion of the acquisition.  Accordingly, the value of these assets and liabilities included in the table above is estimated, and is subject to change pending additional information that may become known to Ashland.  An allocation of an increased portion of the purchase price to inventory, property, plant and equipment, or identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited combined condensed financial information, and may result in increased depreciation and/or amortization expense.

Note 2: Pro Forma Adjustments

(a)      The adjustment to the cash balances reflects the issuance of $2,900 million in additional debt which was used to partially fund the following:

•	the payment of $2,127 million in cash for the purchase price of ISP;

•	the payment of an estimated $21 million of transaction costs and $96 million of debt issuance costs; and

•	the repayment of $1,196 million of ISP debt.

(b)      Reflects adjustment to record ISP’s finished goods and work-in-process inventory at its estimated selling price, less the sum of costs of disposal and a reasonable profit allowance for Ashland’s selling effort (plus costs to complete for work-in-process inventory) of $60 million plus the reversal of ISP’s historical LIFO reserve of $55 million.  Raw material inventory has been valued at current replacement cost, which approximated ISP’s carrying value.  As Ashland sells the acquired inventory, the cost of sales will reflect the increased valuation of ISP’s inventory, which will temporarily reduce Ashland’s gross margins until such inventory is sold.  The assumed value of ISP’s inventory may change as Ashland determines the final valuation.

(c)      Reflects reclassification adjustments to Ashland’s historical consolidated financial statements and those of ISP to conform to the financial statement classification and presentation that will be used by Ashland to prepare Ashland’s consolidated financial statements subsequent to the completed acquisition.  Upon completion of the acquisition, further reclassification adjustments may be necessary.

(d)      Reflects an adjustment to record ISP’s property, plant and equipment to be used at current replacement cost for similar capacity, resulting in a combined increase to property, plant and equipment of $512 million.  Ashland’s adjustment to property, plant and equipment equals approximately 40 % of ISP’s historical gross book value.  Ashland’s assumptions as to the value of ISP’s property, plant and equipment may change as Ashland determines the final valuation.

(e)      For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to ISP’s net tangible and intangible assets acquired and liabilities assumed based on estimated values as of June 30, 2011.  A preliminary net estimate of $1,116 million in total, or step-up of $1,067 million, has been allocated to intangible assets acquired, primarily consisting of customer relationships, developed technology, product trade names and in-process research and development (IPR&D).  Ashland’s preliminary analysis took many factors into consideration, including ISP’s current market leadership position, as well as their recognition worldwide in the industry.

The estimated increase in amortization expense related to the estimated fair value of the intangible assets acquired from ISP amortized over an estimated average life of 4 to 18 years, is $38 million for the nine months ended June 30, 2011 and $50 million for the twelve months ended September 30, 2010.

(f)      The following table details the cash flow components of the debt instruments related to the stock purchase agreement (in millions).

Ashland borrowings:
Ashland Term A facility	$1,500
Ashland Term B facility	1,400
Total borrowings related to the stock purchase	2,900

ISP repayment:
ISP Term Loan	(1,196)

Less current portion of long term debt	(54)
Net adjustment to long term debt	$1,650

ISP's instruments classified as short or long-term debt were settled upon the closing of the stock purchase.  Ashland paid $96 million in fees to borrow the $2,900 million, which includes a $1,000 million revolver that was undrawn on the closing date.  Accordingly, such fees are presented in Other Noncurrent Assets as deferred debt issuance costs in the unaudited pro forma combined condensed balance sheet.  Deferred debt issuance costs will be amortized over the lives of the related debt instruments, which range from five to seven years.  The amortization of debt issuance costs is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statements of income.  See Note 2(j) for additional information.

(g)      Reflects the payment to terminate ISP’s interest rate swaps used by ISP to manage interest rate exposure associated with changes in LIBOR related to its Term Loan.  These swaps were settled in cash in conjunction with the closing of the transaction.

(h)      Represents the estimated deferred income tax liability resulting from the purchase price allocation adjustments made to the acquired assets and liabilities of ISP, excluding goodwill, since it has been assumed in this presentation to not be deductible.  The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed stock purchase date and appropriately reflect certain basis differences between Ashland and ISP that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.  Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed, using an estimated income tax rate based on analysis of the applicable captions below.  The following details the calculation used to arrive at the total pro forma adjustment:

	Pro Forma	Estimated	Current	Noncurrent	Total
(Dollars in millions)	Adjustment	Tax Rate	Deferred Tax	Deferred Tax	Deferred Tax
Property, plant and equipment	$484	37.3%	$(22)	$(159)	$(181)
Inventory	115	37.3%	(43)	-	(43)
Intangible assets	1,067	29.4%	(8)	(305)	(313)
Pension and other post-retirement obligations	(9)	41.5%	-	4	4
Environmental and legal liabilities	(14)	37.6%	-	5	5
Total deferred tax liability	$1,643		$(73)	$(455)	$(528)

(i)      Represents the estimate of the increase in depreciation expense associated with the adjustment to ISP’s property, plant and equipment.  The allocation of depreciation between cost of goods sold and selling, general and administrative expenses is based on historical patterns incurred by ISP.

The increase in depreciation expense is based on the adjustment made to ISP’s property, plant and equipment balance as previously mentioned in Note 2(d).  The depreciation expense adjustment of $48 million and $65 million for the nine months ended June 30, 2011 and twelve months ended September 30, 2010, respectively, were computed by taking the property, plant and equipment adjustment of $512 million and depreciating these assets over a 3 to 30 year period, which is the useful life expected for these asset groups.  The total depreciation expense in the unaudited pro forma combined condensed statements of income was allocated 95% to cost of goods sold and 5% to selling, general and administrative expense captions, which is an estimate based on initial valuation results.

(j)      This adjustment reflects the incremental interest expense effect of the debt associated with the unaudited pro forma combined condensed balance sheet calculated in the table below as follows (in millions).  As a result of the debt borrowed to finance the ISP acquisition Ashland entered into various fixed interest rate swap agreements for the initial principal of Term Loan A and $650 million of the Term Loan B instruments in order to manage the variable interest rate risk.

	Estimated Interest Rate at June 30, 2011	Estimated Principal at June 30, 2011	Interest Cost for the nine months ended June 30, 2011	Interest Cost for the twelve months ended September 30, 2011
Ashland Term A
>>Term Loan A	2.50%	$1,500	$30	$40
Ashland Term B
>>Term Loan B	3.75%	1,400	40	53
Interest rate swaps and other*		-	29	38
Total Debt Issued		$2,900	$99	$131

ISP Term Loan**	1.79%	$1,196	$52	$80
Total Debt Extinguished		(1,196)	(52)	(80)
Total Pro Forma Adjustment		$1,704	$47	$51

>>
The indexed rate used for each instrument is LIBOR, which was assumed to be 0.25%, plus the applicable interest rate margin.  Term Loan B is subject to a 1.00 LIBOR floor.  The effect of a 100 basis point increase in variable interest rates for the expected variable debt instruments remaining after the impact of interest rate swaps would be $8 million in additional annual interest expense.

*	Includes amortization of debt issuance costs associated with the new senior credit facility as well as revolving credit fees and expense associated with interest rate swaps for Term Loans A and B.
**
Amounts reflect principal and interest rate fluctuations experienced during the applicable period.  Amounts also include interest expense associated with ISP’s term loan interest rate swap agreements and other charges.

(k)      For purposes of these unaudited pro forma combined condensed financial statements, an estimated income tax rate of approximately 37% has been used for the nine months ended June 30, 2011 and twelve months ended September 30, 2010.  The estimated income tax rates are based on the applicable enacted statutory tax rates for the period referenced above and appropriately reflect certain basis differences between Ashland and ISP that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.  These rates are estimates and do not take into account future income tax strategies that may be applied to the newly formed consolidated entity.

(l)       Represents adjustment to conform ISP’s historical results to the provisions of Subchapter C of the Internal Revenue Code, which was elected by ISP on May 28, 2011.  Prior to this election ISP was taxed under the provisions of Subchapter S of the Internal Revenue Code.

(m )    Represents adjustment to remove statement of income cumulative adjustments recorded by ISP, during the nine months ended June 30, 2011, as a result of ISP’s election to be taxed under the provisions of Subchapter S of the Internal Revenue Code.

(n)      Represents adjustment to remeasure ISP’s pension and other post-retirement projected benefit obligations and fair value of pension plan assets.  This adjustment also reflects conforming adjustments to ISP’s statement of income for Ashland’s elected change to the mark-to-market method of accounting for actuarial gains and losses for pension and other postretirement benefits as permitted under U.S. GAAP.  The estimated projected benefit obligation, as well as the fair value of associated plan assets, may change as Ashland finalizes the valuation of these liabilities.

(o)      Represents adjustment related to different remediation approaches identified during Ashland’s due diligence process for certain ISP locations requiring environmental remediation efforts as well as to align certain reserves for ongoing litigation matters to existing Ashland policy.  Ashland’s estimated determination for environmental remediation and legal reserves may change as Ashland continues to perform further reviews of the various facts and circumstances related to each area.

(p)      Represents the net adjustment to goodwill and elimination of ISP’s book equity resulting from the stock purchase agreement.  For further detailed information on the related calculation associated with each component, see the purchase price table and the allocation of the purchase price in Note 1.

(q)      The stock purchase for ISP is an all cash transaction, therefore no additional Ashland common stock shares were issued by Ashland as a result of this transaction.  Historical Ashland weighted average common shares were used for computation of basic and diluted earnings per share (EPS) from continuing operations on a pro forma basis.  ISP is a privately held company and as such the EPS calculation for U.S. GAAP reporting purposes was not required or performed.

(r)      Represents the net book value of certain property that did not transfer to Ashland as part of the stock purchase agreement.